Walmart U.S. Q1 comp sales1 grew 3.4% and Walmart U.S. eCommerce sales grew 37%,
Company reports Q1 FY'20 GAAP EPS of $1.33; Adjusted EPS2 of $1.13, led by strength at Walmart U.S.

Total revenue was $123.9 billion, an increase of $1.2 billion, or 1.0%. Excluding currency[2], total revenue was $125.8 billion, an increase of $3.1 billion, or 2.5%.
"We're changing to enable more innovation, speed and productivity, and we're seeing it in our results. We're especially pleased with the combination of comparable sales growth from stores and eCommerce in the U.S. Our team is demonstrating an ability to serve customers today while building new capabilities for the future, and I want to thank them for a strong start to the year."
Doug McMillon
President and CEO, Walmart

Walmart U.S. comp sales of 3.4% marks the best Q1 comp in 9 years and is the fourth consecutive quarter above 3%. Operating income was better than expected, up 5.5%.
Walmart U.S. eCommerce sales growth of 37% reflects strong growth in online grocery, as well as the Home and Fashion categories on Walmart.com.
Sam's Club comp sales[1] increased 0.3%, and eCommerce sales grew about 28%. Reduced tobacco sales negatively affected comp sales by 270 basis points.
Net sales at Walmart International were $28.8 billion, a decline of 4.9%. Excluding currency[2], net sales were $30.6 billion, an increase of 1.2%.
Operating income declined 4.1%, or 3.0% in constant currency[2], which was better than planned as strong results from Walmart U.S. and Sam's Club were offset by the inclusion of Flipkart this year.
Adjusted EPS[2] excludes an unrealized gain, net of tax, of $0.20 on the company's equity investment in JD.com.

Key results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

	Q1 FY20	Q1 FY19	Change

Revenue	$123.9	$122.7	$1.2	1.0%
Revenue (constant currency)[2]	$125.8	$122.7	$3.1	2.5%
Operating income	$4.9	$5.2	-$0.2	-4.1%
Operating income (constant currency)[2]	$5.0	$5.2	-$0.2	-3.0%

Free Cash Flow[2]	Q1 FY20	$ Change	Returns to Shareholders	Q1 FY20	% Change
Operating cash flow	$3.6	-$1.6	Dividends	$1.5	-0.8%
Capital expenditures	$2.2	$0.4	Share repurchases[3]	$2.1	296.1%
Free cash flow[2]	$1.4	-$2.0	Total	$3.7	76.4%

1 13-week period ended April 26, 2019 compared to 13-week period ended April 27, 2018, and excludes fuel. See Supplemental Financial Information for additional information.
2 See additional information at the end of this release regarding non-GAAP financial measures.
3 $9.2 billion remaining of $20 billion authorization approved in October 2017. The company repurchased approximately 22 million shares in the first quarter of fiscal 2020.

NYSE: WMT	May 16, 2019	stock.walmart.com

Segment results
(Amounts in billions, except as noted. Dollar and percentage changes may not recalculate due to rounding.)

U.S.	Q1 FY20	Q1 FY19	Change
Net sales	$80.3	$77.7	$2.6	3.3%
Comp sales (ex. fuel)[1]	3.4%	2.1%	130 bps	N/A
Transactions[2]	1.1%	1.4%	-30 bps	N/A
Ticket[2]	2.3%	0.7%	160 bps	N/A
eCommerce	~140 bps	~100 bps	~40 bps	N/A
Operating income	$4.1	$3.9	$0.2	5.5%

	Q1 FY20	Q1 FY19	Change

Net sales	$28.8	$30.3	-$1.5	-4.9%
Net sales (constant currency)[3]	$30.6	$30.3	$0.4	1.2%
Operating income	$0.7	$1.3	-$0.5	-41.7%
Operating income (constant currency)[3]	$0.8	$1.3	-$0.5	-37.5%

	Q1 FY20	Q1 FY19	Change

Net sales	$13.8	$13.6	$0.2	1.5%
Comp sales (ex. fuel)[1]	0.3%	3.8%	-350 bps	N/A
Transactions	4.7%	5.6%	-90 bps	N/A
Ticket	-4.4%	-1.8%	-260 bps	N/A
eCommerce	~140 bps	~100 bps	~40 bps	N/A
Operating income	$0.5	$0.3	$0.1	38.8%

1 13-week period ended April 26, 2019 compared to 13-week period ended April 27, 2018, and excludes fuel. See Supplemental Financial Information for additional information.
2 In the first quarter of FY20, we updated our definition of traffic as a component of comparable sales to be all sales transactions in our stores as well as for eCommerce.  Traffic will now be called transactions. For comparability, we revised this metric for FY19 and have provided a quarterly summary on our website at http://www.stock.walmart.com.
3 See additional information at the end of this release regarding non-GAAP financial measures.

NYSE: WMT	May 16, 2019	stock.walmart.com

Additional highlights for the first quarter

•	Introduced increased rewards and protected PTO for U.S. associates

•	Launched free NextDay delivery from Walmart.com with plans to reach 75% of U.S. population by year's end

•	Introduced Walmart Voice Order, initially through the Google Assistant, to make basket building for online grocery orders even easier

•	Launched new personalized baby registry on Walmart.com

•	Introduced first online pet pharmacy, Walmartpetrx.com

•	Announced participation in the USDA's SNAP online purchasing pilot

•	Announced partnership with Affirm to allow customers to make purchases and pay over time at Walmart stores and online

•	Launched exclusive line of denim on Walmart.com with Sofia Vergara

•	Launched exclusive MoDRN brand in the Home category

•	Launched exclusive Hello Bello brand in the Baby category with Kristen Bell and Dax Shepard

•	Launched exclusive Flower brand in the Home category on Walmart.com with Drew Barrymore

•	Launched Evolution_18, a health & wellness line from Bobbi Brown, in stores and online

•	Announced partnership with KIDBOX to deliver personalized kids fashion through Walmart.com

•	Announced the creation of a new Angus beef supply chain to service 500 U.S. stores

•	Launched new Intelligent Retail Lab in a live shopping environment to help unlock the possibilities of Artificial Intelligence

•	Acquired natural language processing startup, Aspectiva

•	Acquired assets of Polymorph Labs to expand in-house advertising technology

•	Announced the launch of PhonePe as a payment option at Walmart's "B2B Cash & Carry" stores in India

•	Opened next generation Sam's Club in Shanghai

•	Launched a Super App solution with PhonePe in India

•	Launched Flipkart venture capital fund

•	Launched new reusable shopping bag campaign in U.S. stores

•	Announced new plastic packaging waste reduction commitments
About Walmart
Walmart Inc. (NYSE: WMT) helps people around the world save money and live better - anytime and anywhere - in retail stores, online, and through their mobile devices. Each week, over 275 million customers and members visit our more than 11,300 stores under 58 banners in 27 countries and eCommerce websites. With fiscal year 2019 revenue of $514.4 billion, Walmart employs over 2.2 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy and employment opportunity. Additional information about Walmart can be found by visiting http://corporate.walmart.com, on Facebook at http://facebook.com/walmart and on Twitter at http://twitter.com/walmart.

Investor Relations contact Dan Binder (479) 258-7172

Media Relations contact Randy Hargrove (800) 331-0085

NYSE: WMT	May 16, 2019	stock.walmart.com

Walmart Inc.
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions, except per share data)	2019	2018	Percent Change
Revenues:
Net sales	$122,949	$121,630	1.1%
Membership and other income	976	1,060	(7.9)%
Total revenues	123,925	122,690	1.0%
Costs and expenses:
Cost of sales	93,034	91,707	1.4%
Operating, selling, general and administrative expenses	25,946	25,829	0.5%
Operating income	4,945	5,154	(4.1)%
Interest:
Debt	588	437	34.6%
Finance, capital lease and financing obligations	85	93	(8.6)%
Interest income	(48)	(43)	11.6%
Interest, net	625	487	28.3%
Other (gains) and losses	(837)	1,845	(145.4)%
Income before income taxes	5,157	2,822	82.7%
Provision for income taxes	1,251	546	129.1%
Consolidated net income	3,906	2,276	71.6%
Consolidated net income attributable to noncontrolling interest	(64)	(142)	(54.9)%
Consolidated net income attributable to Walmart	$3,842	$2,134	80.0%

Net income per common share:
Basic net income per common share attributable to Walmart	$1.34	$0.72	86.1%
Diluted net income per common share attributable to Walmart	$1.33	$0.72	84.7%

Weighted-average common shares outstanding:
Basic	2,869	2,950
Diluted	2,886	2,967

Dividends declared per common share	$2.12	$2.08

Walmart Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	April 30,	January 31,	April 30,
(Amounts in millions)	2019	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$9,255	$7,722	$7,885
Receivables, net	5,342	6,283	4,568
Inventories	44,751	44,269	43,303
Prepaid expenses and other	2,391	3,623	3,486
Total current assets	61,739	61,897	59,242

Property and equipment, net	104,604	104,317	107,622
Operating lease right of use assets, net	16,833	—	—
Finance lease right of use assets, net	3,804	—	—
Property under capital lease and financing obligations, net	—	7,078	7,178
Goodwill	31,416	31,181	18,850
Other long-term assets	16,148	14,822	12,035
Total assets	$234,544	$219,295	$204,927

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings	$4,828	$5,225	$7,762
Accounts payable	45,110	47,060	44,612
Dividends payable	4,551	—	4,607
Accrued liabilities	21,023	22,159	20,782
Accrued income taxes	729	428	718
Long-term debt due within one year	1,464	1,876	1,576
Operating lease obligations due within one year	1,748	—	—
Finance lease obligations due within one year	435	—	—
Capital leases obligations due within one year	—	729	700
Total current liabilities	79,888	77,477	80,757

Long-term debt	47,425	43,520	29,477
Long-term operating lease obligations	15,719	—	—
Long-term finance lease obligations	3,810	—	—
Long-term obligations under capital leases	—	6,683	6,828
Deferred income taxes and other	12,792	11,981	9,541

Commitments and contingencies

Equity:
Common stock	286	288	294
Capital in excess of par value	2,734	2,965	2,557
Retained earnings	76,276	80,785	82,982
Accumulated other comprehensive loss	(11,091)	(11,542)	(10,281)
Total Walmart shareholders’ equity	68,205	72,496	75,552
Noncontrolling interest	6,705	7,138	2,772
Total equity	74,910	79,634	78,324
Total liabilities and equity	$234,544	$219,295	$204,927

The Company adopted ASU 2016-02, Leases (Topic 842), and related amendments as of February 1, 2019 under the modified retrospective approach and, therefore, has not revised comparative periods.

Walmart Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	April 30,
(Amounts in millions)	2019	2018
Cash flows from operating activities:
Consolidated net income	$3,906	$2,276
Adjustments to reconcile consolidated net income to net cash provided by operating activities:
Depreciation and amortization	2,714	2,678
Unrealized (gains) and losses	(783)	1,845
Deferred income taxes	124	(50)
Other operating activities	75	265
Changes in certain assets and liabilities, net of effects of acquisitions:
Receivables, net	970	1,134
Inventories	(421)	547
Accounts payable	(1,854)	(1,770)
Accrued liabilities	(1,514)	(1,813)
Accrued income taxes	346	49
Net cash provided by operating activities	3,563	5,161

Cash flows from investing activities:
Payments for property and equipment	(2,205)	(1,818)
Proceeds from the disposal of property and equipment	42	198
Proceeds from disposal of certain operations	833	—
Payments for business acquisitions, net of cash acquired	(56)	—
Other investing activities	251	(62)
Net cash used in investing activities	(1,135)	(1,682)

Cash flows from financing activities:
Net change in short-term borrowings	(399)	2,501
Proceeds from issuance of long-term debt	3,978	—
Repayments of long-term debt	(364)	(2,521)
Dividends paid	(1,520)	(1,533)
Purchase of Company stock	(2,135)	(539)
Dividends paid to noncontrolling interest	(96)	(66)
Other financing activities	(310)	(328)
Net cash used in financing activities	(846)	(2,486)

Effect of exchange rates on cash, cash equivalents and restricted cash	(46)	143

Net increase (decrease) in cash, cash equivalents and restricted cash	1,536	1,136
Cash, cash equivalents and restricted cash at beginning of year	7,756	7,014
Cash, cash equivalents and restricted cash at end of period	$9,292	$8,150

Walmart Inc.
Supplemental Financial Information
(Unaudited)

Net sales and operating income

	Net Sales			Operating Income
	Three Months Ended			Three Months Ended
	April 30,			April 30,
(dollars in millions)	2019	2018	Percent Change	2019	2018	Percent Change
Walmart U.S.	$80,344	$77,748	3.3%	$4,142	$3,927	5.5%
Walmart International	28,775	30,260	-4.9%	738	1,265	-41.7%
Sam's Club	13,830	13,622	1.5%	451	325	38.8%
Corporate and support	—	—	N/A	(386)	(363)	6.3%
Consolidated	$122,949	$121,630	1.1%	$4,945	$5,154	-4.1%

U.S. comparable sales results

	With Fuel		Without Fuel		Fuel Impact
	13 Weeks Ended		13 Weeks Ended		13 Weeks Ended
	4/26/2019	4/27/2018	4/26/2019	4/27/2018	4/26/2019	4/27/2018
Walmart U.S.	3.4%	2.2%	3.4%	2.1%	0.0%	0.1%
Sam's Club	1.1%	5.3%	0.3%	3.8%	0.8%	1.5%
Total U.S.	3.0%	2.6%	2.9%	2.3%	0.1%	0.3%

Comparable sales is a metric that indicates the performance of our existing stores and clubs and it is important to review in conjunction with the Company's financial results reported in accordance with GAAP.  Comparable sales excluding fuel is also an important, separate metric that indicates the performance of our existing stores and clubs without considering fuel, which is volatile and unpredictable. Other companies in our industry may calculate comparable sales differently, limiting the comparability of the metric.

Walmart Inc.
Reconciliations of and Other Information Regarding Non-GAAP Financial Measures
(Unaudited)

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release, which is not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.
Constant Currency
In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for countries where the functional currency is not the U.S. dollar into U.S. dollars or for countries experiencing hyperinflation. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates and the comparable prior year period's currency exchange rates. Additionally, no currency exchange rate fluctuations are calculated for non-USD acquisitions until owned for 12 months.
Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations.
The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three months ended April 30, 2019.

	Three Months Ended April 30,
	Walmart International		Consolidated
(Dollars in millions)	2019	Percent Change[1]	2019	Percent Change[1]
Total revenues:
As reported	$29,073	-5.1%	$123,925	1.0%
Currency exchange rate fluctuations	1,853	N/A	1,853	N/A
Constant currency total revenues	$30,926	1.0%	$125,778	2.5%

Net sales:
As reported	$28,775	-4.9%	$122,949	1.1%
Currency exchange rate fluctuations	1,838	N/A	1,838	N/A
Constant currency net sales	$30,613	1.2%	$124,787	2.6%

Operating income:
As reported	$738	-41.7%	$4,945	-4.1%
Currency exchange rate fluctuations	52	N/A	52	N/A
Constant currency operating income	$790	-37.5%	$4,997	-3.0%
1 Change versus prior year comparable period.

Free Cash Flow
We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $3.6 billion for the three months ended April 30, 2019, which declined when compared to $5.2 billion for the three months ended April 30, 2018 primarily due to an increase in inventory related to accelerated buying in certain categories, the timing of sell through for summer seasonal merchandise, increased eCommerce fulfillment center mirroring, and the timing of payments. We generated free cash flow of $1.4 billion for the three months ended April 30, 2019, which declined when compared to $3.3 billion for the three months ended April 30, 2018 due to the same reasons as the decline in net cash provided by operating activities, as well as $0.4 billion in increased capital expenditures.
Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity.
Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows.
Although other companies report their free cash flow, numerous methods may exist for calculating a company's free cash flow. As a result, the method used by Walmart's management to calculate our free cash flow may differ from the methods used by other companies to calculate their free cash flow.
The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities.

	Three Months Ended
	April 30,
(Dollars in millions)	2019	2018
Net cash provided by operating activities	$3,563	$5,161
Payments for property and equipment (capital expenditures)	(2,205)	(1,818)
Free cash flow	$1,358	$3,343

Net cash used in investing activities[1]	$(1,135)	$(1,682)
Net cash used in financing activities	(846)	(2,486)
1 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow.

Adjusted EPS
Adjusted diluted earnings per share attributable to Walmart (Adjusted EPS) is considered a non-GAAP financial measure under the SEC's rules because it excludes certain amounts not excluded in the diluted earnings per share attributable to Walmart calculated in accordance with GAAP (EPS), the most directly comparable financial measure calculated in accordance with GAAP. Management believes that Adjusted EPS is a meaningful measure to share with investors because it best allows comparison of the performance for the comparable period. In addition, Adjusted EPS affords investors a view of what management considers Walmart's core earnings performance and the ability to make a more informed assessment of such core earnings performance.

We have calculated Adjusted EPS for the three months by adjusting EPS for the unrealized gains and losses on the company's equity investment in JD.com. We adjust for these unrealized gains and losses because although the Company's investment in JD.com was a strategic decision for the company's retail operations in China, management's measurement of that strategy is primarily focused on the Walmart China financial results rather than the investment value of JD.com. Additionally, management does not forecast changes in fair value of its equity investments. Accordingly, management adjusts EPS for the unrealized JD.com investment gains/losses.

	Three Months Ended April 30, 2019
Diluted earnings per share:
Reported EPS			$1.33

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	$(0.27)	$0.07	$(0.20)

Adjusted EPS			$1.13
1 Calculated based on nature of item, including any realizable deductions, and statutory rate in effect for relevant jurisdictions.

As previously disclosed in our fiscal year ended April 30, 2018 press release, we have calculated Adjusted EPS for the three months ended April 30, 2018 by adjusting EPS for the following: (1) unrealized gains and losses on JD.com, and (2) adjustment to the provisional amount recorded in Q4 fiscal 2018 related to Tax Reform. The Company completed its accounting for Tax Reform during the fourth quarter of fiscal 2019. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three months ended April 30, 2018.

	Three Months Ended April 30, 2018
Diluted earnings per share:
Reported EPS			$0.72

Adjustments:	Pre-Tax Impact	Tax Impact[1]	Net Impact
Unrealized (gains) and losses on JD.com investment	0.62	(0.15)	0.47
Adjustment to provisional amount for Tax Reform	—	(0.05)	(0.05)
Net adjustments			$0.42

Adjusted EPS			$1.14
1 Calculated based on nature of item and statutory rate in effect for relevant jurisdictions.
2 Change versus prior year comparable period